                                                                                                              EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK

of One Wall Street, New York, N.Y. 10286
And Foreign and Domestic Subsidiaries,

a member of the Federal Reserve System, at the close of business December 31, 2005, published in accordance with a call made by the Federal Reserve Bank of this District pursuant to the provisions of the Federal Reserve Act.

ASSETS	Dollar Amounts In Thousands
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	$3,361,000
Interest-bearing balances	7,528,000
Securities:
Held-to-maturity securities	1,977,000
Available-for-sale securities	22,664,000
Federal funds sold and securities purchased under agreements to resell
Federal funds sold in domestic offices	809,000
Securities purchased under agreements to resell	309,000
Loans and lease financing receivables:
Loans and leases held for sale	0
Loans and leases, net of unearned income……………	33,263,000
LESS: Allowance for loan and lease losses………...	408,000
Loans and leases, net of unearned income and allowance	32,855,000
Trading assets	5,625,000
Premises and fixed assets (including capitalized leases)	821,000
Other real estate owned	0
Investments in unconsolidated subsidiaries and associated companies	283,000
Customers’ liability to this bank on acceptances outstanding	117,000
Intangible assets:
Goodwill	2,138,000
Other intangible assets	764,000
Other assets	6,617,000
Total assets	$85,868,000
LIABILITIES
Deposits:
In domestic offices	$38,100,000
Noninterest-bearing	18,123,000
Interest-bearing	19,977,000
In foreign offices, Edge and Agreement subsidiaries, and IBFs	27,218,000
Noninterest-bearing	383,000
Interest-bearing	26,835,000
Federal funds purchased and securities sold under agreements to repurchase
Federal funds purchased in domestic offices…………………………………… .	844,000
Securities sold under agreements to repurchase	118,000
Trading liabilities	2,555,000
Other borrowed money: (includes mortgage indebtedness and obligations under capitalized leases)…….	1,327,000
Not applicable
Bank’s liability on acceptances executed and outstanding	119,000
Subordinated notes and debentures	1,955,000
Other liabilities	5,119,000
Total liabilities	$77,355,000
Minority interest in consolidated subsidiaries………………………………..	139,000
EQUITY CAPITAL
Perpetual preferred stock and related surplus…………………………………….	0
Common stock	1,135,000
Surplus (exclude all surplus related to preferred stock)	2,097,000
Retained earnings	5,256,000
Accumulated other comprehensive income………	-114,000
Other equity capital components…………………	0
Total equity capital	8,374,000
Total liabilities, minority interest, and equity capital	$85,868,000

I, Thomas J. Mastro, Executive Vice President and Comptroller of the above-named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

Thomas J. Mastro,
Executive Vice President and Comptroller

We, the undersigned directors, attest to the correctness of this statement of resources and liabilities. We declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions and is true and correct.

Thomas A. Renyi Gerald L. Hassell	Directors